CINLE 晒乐照明

FOR IMMEDIATE RELEASE

CHINA INTELLIGENT LIGHTING AND ELECTRONICS, INC. AND HYUNDAI CORPORATION EXTEND TRADEMARK LICENSE AGREEMENT

HUIZHOU, CHINA — August 11, 2010 — China Intelligent Lighting and Electronics, Inc. ("China Intelligent" or "the Company") (NYSE Amex: CIL), a leading provider of lighting solutions that engages in the design, manufacture, sales and marketing of high-quality LED and other lighting products, today announced that its trademark license agreement with Hyundai Corporation has been extended until July 31, 2013.

Under the terms of the trademark license agreement, Hyundai Corporation granted China Intelligent a license to use the "Hyundai" trademark in connection with manufacturing and marketing lighting products and related wiring accessories within the People's Republic of China.

Ms. Li Xuemei, Chairman and CEO of China Intelligent, said, "Since 2005, when our strategic partnership with Hyundai Corporation began, we have made great strides in our initiatives to build the 'Hyundai' brand, develop a comprehensive product sales and distribution network, and grow our market position. The renewal of our agreement with Hyundai Corporation, following our successful listing on the NYSE Amex, is representative of our shared belief that the powerful platform of the capital market will help us to create a brighter future together."

About China Intelligent Lighting and Electronics, Inc.

China Intelligent Lighting and Electronics, Inc. (NYSE Amex: CIL) is a China-based company that provides a full range of lighting solutions, including the design, manufacture, sales and marketing of high-quality LED and other lighting products for the household, commercial and outdoor lighting industries in China and internationally. The Company currently offers over 1,000 products that include LEDs, long life fluorescent lights, ceiling lights, metal halide lights, super electric transformers, grille spot lights, down lights, and recessed and framed lighting.

Forward-looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including

compliance with the terms of the trade license agreement with Hyundai Corporation, compliance with and changes in the laws of the People's Republic of China (the "PRC") that affect the Company's operations, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

For more information, please contact:
Investor Relations:

Taylor Rafferty, US
Delia Cannan, Investor Relations
Tel: +1-212-889-4350
Email: ChinaIntelligentLighting@taylor-rafferty.com

Taylor Rafferty, Hong Kong
Ruby Yim, Investor Relations
Tel: +852-3196-3712
Email: ChinaIntelligentLighting@taylor-rafferty.com

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